Exhibit 99.1
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NEWS RELEASE
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             Comdisco Announces Fiscal Year End Financial Results
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Rosemont, IL--December 23, 2003: Comdisco Holding Company, Inc. (OTC:CDCO)
reported financial results for its fiscal year ended September 30, 2003. Comdisco emerged from Chapter 11 on August 12, 2002. Under its Plan of Reorganization, Comdisco's business purpose is limited to the orderly runoff or sale of its remaining assets.

Operating Results: For the fiscal year ended September 30, 2003, the company reported net income of $100 million, or $23.91 per common share. The company's asset base decreased by 84 percent to $373 million at September 30, 2003 from $2.341 billion at September 30, 2002. Total revenue decreased by 62 percent to $303 million and net cash flow from operations decreased by 60 percent to $1.422 billion, in fiscal year 2003 compared to fiscal year 2002. The company expects its asset base, total revenue and cash flow from operations to continue to decrease until the wind-down of its operations is complete.

Please refer to the company's Annual Report on Form 10-K filed on December 23, 2003 for complete financial statements.

About Comdisco
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Comdisco emerged from chapter 11 bankruptcy proceedings on August 12, 2002.
The purpose of reorganized Comdisco is to sell, collect or otherwise reduce to money in an orderly manner the remaining assets of the corporation. Pursuant to Comdisco's plan of reorganization and restrictions contained in its certificate of incorporation, Comdisco is specifically prohibited from engaging in any business activities inconsistent with its limited business purpose. Accordingly, within the next few years, it is anticipated that Comdisco will have reduced all of its assets to cash and made distributions of all available cash to holders of its common stock and contingent distribution rights in the manner and priorities set forth in the Plan. At that point, the company will cease operations and no further distributions will be made.

Safe Harbor
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The foregoing contains forward-looking statements regarding Comdisco. They reflect the company's current views with respect to current events and financial performance, are subject to many risks, uncertainties and factors relating to the company's operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied by such forward-looking statements. The company intends that such forward-looking statements be subject to the Safe Harbor created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words and phrases "expect," "estimate," and "anticipate" and similar expressions identify forward-looking statements. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in the company's SEC reports, including, but not limited to, the report on Form 10-K for the fiscal year ended September 30, 2003. Comdisco disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.


Contacts:
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Comdisco:
Mary Moster
847-518-5147
mcmoster@comdisco.com